Exhibit 99.1
FOR RELEASE at 7:00 a.m. ET
Tuesday, August 2, 2005
Contact: Steven D. Butler
President and CEO
(303) 262-4500
StarTek Inc. Reports Second Quarter Earnings
Adds New Client and Declares Quarterly Dividend of $0.36
DENVER, Colo. — August 2, 2005 — StarTek Inc. (NYSE:SRT) reported fully diluted earnings per share from continuing operations decreased for the second quarter ended June 30, 2005, to $0.18 compared to $0.47 for the second quarter of 2004. Fully diluted earnings per share decreased to $0.18, compared to $0.44 including discontinued operations for the same period last year. Discontinued operations consisted of operations in the United Kingdom which, as previously reported, were sold on September 30, 2004.
For the second quarter of 2005, revenue declined 15.9% to $53.2 million from $63.3 million for the same period in 2004. This was primarily driven by a downturn in our supply chain management services representing over 70% of the overall decline. An overall shift in revenue mix with our second largest client in our business process management services also contributed to the reduction of revenue.
Gross margin declined in the second quarter to 21.8% from 26.7% for the same period in 2004. This decline was attributed to a shift in revenue mix and tiered pricing in our business process management services, underutilized capacity in three new call centers launched during 2004, and the foreign exchange impact from a stronger Canadian dollar.
Selling, general and administrative expenses decreased by 2.3% for the second quarter of 2005 compared to the same period last year. The decrease is primarily due to lowered costs associated with reductions in staff, which were offset by recurring fixed costs of three new call centers opened in 2004, and expenses related to investments in information technology infrastructure. Other income declined $1.6 million primarily due to the repositioning of our portfolio investments which is in line with our current investment policy.
In addition, the Board of Directors declared a quarterly dividend of $0.36 per share, payable on August 24, 2005, to our stockholders of record as of August 12, 2005.
“StarTek continued to make progress in our turnaround process during the second quarter.” said Steve Butler, President and CEO of StarTek. “The sales opportunities we have nurtured in our pipeline for the last year are now starting to come to fruition. In addition, we maintained our commitment to realign costs, while working to improve our operational processes and efficiencies. Given the highly competitive marketplace, we are encouraged that our plans have better positioned the company to close new business. The changes we have made during the first half of 2005 have enhanced our ability to deliver value to our clients and shareholders.”
StarTek also announced today that it has been selected by one of the largest telecommunications companies in the United States to provide national consumer support with its award-winning outsourced customer care services. The client adds to StarTek’s portfolio of marquee telecommunications clients for customer care services.
“Customer care is a critical business process for the extremely fast-paced and evolving telecommunications industry, and particularly for brand-name companies,” said Butler. “For clients with significant brand equity, putting customer care in the hands of a third party requires a great level of trust, because those clients demand every customer-facing operation to perform at a level that goes beyond merely protecting the brand. We are looking forward to building a great relationship with this client and earning their continued trust in StarTek.”
StarTek’s wireless customer care experience was a major factor in securing this contract. The client also selected StarTek for its demonstrated ability to quickly ramp-up new customer care sites with agility and flexibility. The company is expected to begin using StarTek’s business process outsourcing services as soon as this month. In the near term, StarTek will deliver the initial support service through existing capacity.
About StarTek
StarTek Inc. is a leading provider of business process outsourced services, which consist of business process management and supply chain management services. StarTek provides services from seventeen operating facilities, including four in Colorado, five in Canada, two in Virginia and one each in Illinois, Louisiana, Oklahoma, Tennessee, Texas and Wyoming. The Company’s primary clients are in the telecommunications industry, and it also serves clients in the computer software and hardware, consumer products, cable TV, entertainment, internet, and e-commerce industries. Please visit the Company’s website at www.startek.com.
Conference Call
President and CEO Steve Butler will host a conference call on August 2, 2005, to discuss the Company’s financial results. The call will begin at 6:30 a.m. Mountain Time (8:30 a.m. Eastern Time) and can be accessed as follows:

USA:	866.800.8652
International:	617.614.2705
Passcode:	88168276
Conference Host:	Steve Butler
A dial-in replay will be available August 2, 2005 at 8:30 a.m. Mountain Time through August 9, 2005 and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	89130543
A web-based replay will be available on August 5, 2005 and accessible from the Investor Relations section of the company’s website at www.startek.com.

Forward Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek’s investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2004, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue	$53,193	$63,270	$107,511	$126,576
Cost of services	41,617	46,393	84,209	91,601

Gross profit	11,576	16,877	23,302	34,975
Selling, general and administrative expenses	6,717	6,876	14,598	13,789

Operating profit	4,859	10,001	8,704	21,186
Net interest income and other	(407)	1,152	37	1,773

Income from continuing operations before income taxes	4,452	11,153	8,741	22,959
Income tax expense	1,809	4,278	3,453	8,792

Income from continuing operations	$2,643	$6,875	$5,288	$14,167
Discontinued operations:
Loss from operations of discontinued Operations	—	(681)	—	(1,350)
Income tax benefit	—	267	—	516

Loss on discontinued operations	—	(414)	—	(834)

Net income	$2,643	$6,461	$5,288	$13,333

Earnings per share from continuing operations:
Basic	$0.18	$0.48	$0.36	$0.98
Diluted	$0.18	$0.47	$0.36	$0.96
Earnings per share including discontinued operations:
Basic	$0.18	$0.45	$0.36	$0.93
Diluted	$0.18	$0.44	$0.36	$0.90

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,703	$14,609
Investments	38,678	24,785
Trade accounts receivable, less allowance for doubtful accounts of $226 and $357, respectively	44,181	51,291
Inventories, net	499	430
Income tax receivable	4,030	12,344
Deferred tax assets	3,608	2,875
Prepaid expenses and other current assets	2,810	2,180

Total current assets	100,509	108,514

Property, plant and equipment, net	57,835	59,760
Long term deferred tax assets	1,784	1,521
Other assets	206	224

Total assets	$160,334	$170,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,220	$7,464
Accrued liabilities:
Accrued payroll	4,986	5,950
Accrued compensated absences	4,245	4,368
Accrued health insurance	445	188
Other accrued liabilities	755	333
Current portion of long-term debt	2,624	2,580
Short-term borrowings	880	1,250
Income tax payable	3,223	1,626
Other current liabilities	109	160

Total current liabilities	22,487	23,919

Long-term debt, less current portion	4,281	5,533
Long-term income tax payable	1,363	1,962
Other liabilities	1,640	1,722

Total liabilities	29,771	33,136

Stockholders’ equity:
Common stock	146	146
Additional paid-in capital	60,270	59,736
Accumulated other comprehensive income	1,082	1,815
Retained earnings	69,065	75,186

Total stockholders’ equity	130,563	136,883

Total liabilities and stockholders’ equity	$160,334	$170,019

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Six Months Ended
	June 30,
	2005	2004
	(Unaudited)
Operating Activities
Net income	$5,288	$13,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,460	6,364
Deferred income taxes	(539)	(215)
Realized loss (gain) on investments	747	(1,072)
Loss (gain) on sale of assets	(66)	3
Changes in operating assets and liabilities:
Sales of trading securities, net	2,929	(113)
Trade accounts receivable, net	7,110	2,725
Inventories, net	(69)	(856)
Prepaid expenses and other assets	(612)	(2,367)
Accounts payable	(2,244)	(537)
Income taxes receivable, net	9,358	(4,400)
Accrued and other liabilities	(540)	2,708

Net cash provided by operating activities	27,822	15,573

Investing Activities
Purchases of investments available for sale	(515,736)	(11,479)
Proceeds from disposition of investments available for sale	497,160	15,609
Purchases of property, plant and equipment	(4,882)	(6,087)
Proceeds from disposition of property, plant and equipment	57	—

Net cash used in investing activities	(23,401)	(1,957)

Financing Activities
Proceeds from stock option exercises	488	1,963
Principal payments on borrowings, net	(2,458)	(778)
Dividend Payments	(11,409)	(11,083)
Proceeds from borrowings	880	10,000

Net cash (used in) provided by financing activities	(12,499)	102
Effect of exchange rate changes on cash	172	117

Net (decrease) increase in cash and cash equivalents	(7,906)	13,835
Cash and cash equivalents at beginning of period	14,609	5,955

Cash and cash equivalents at end of period	$6,703	$19,790

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$138	$136
Income taxes paid	$2,886	$12,886
Property, plant and equipment financed under long-term debt	—	$10,000
Change in unrealized gain on investments available for sale, net of tax	$(618)	$(577)